Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Second Quarter 2021 Results

MURFREESBORO, Tenn. – (August 9, 2021) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and six months ended June 30, 2021.

Financial Results

•Net income attributable to common stockholders per diluted common share for the three months ended June 30, 2021 was $0.85, a decrease of 14.1% from the same period in the prior year. Net income attributable to common stockholders per diluted common share for the six months ended June 30, 2021 was $1.63, a decrease of 30.9% from the same period in the prior year. The six month decline is attributable to a net decrease of approximately $14.6 million in gains from the sales of real estate assets as compared to the same period in the prior year, $14.1 million in rent deferrals incurred during the six months ended June 30, 2021, and a $4.1 million year-over-year increase in non-cash stock-based compensation, net of new investments funded since June 2020.

•Normalized FAD for the three months ended June 30, 2021 was $52.8 million, a decrease of 13.3% from the same period in the prior year. Normalized FAD for the six months ended June 30, 2021 was $112.4 million, a decrease of 6.7% from the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended June 30, 2021 was $1.16, a decrease of 20.5% from the same period in the prior year. Normalized FFO per diluted common share for the six months ended June 30, 2021 was $2.40, a decrease of 14.9% from the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended June 30, 2021 was $1.16, a decrease of 20.5% from the same period in the prior year. NAREIT FFO per diluted common share for the six months ended June 30, 2021 was $2.39, a decrease of 14.9% from the same period in the prior year.

•Net income, Normalized FFO and NAREIT FFO per common share for the three and six months ended June 30, 2021 include the dilutive impact of 1,200,597 common shares issued since June 30, 2020.

Eric Mendelsohn, NHI President and CEO, stated, “As expected, our second quarter results were negatively impacted by higher levels of deferrals which increased to $9.9 million from $4.2 million in the first quarter. While we have been pleased with the persistent recovery in occupancy in our senior housing portfolio, we are not out of the woods yet and expect that our operating partners will need continued assistance.”

Mr. Mendelsohn continued, “We have made considerable progress on transforming NHI into a stronger healthcare REIT including significant asset sales at Bickford and other underperforming properties which are critical steps in optimizing those portfolios. We have now completed or announced approximately $220 million in asset sales and are on pace to be well within our goal of $250 million to $400 million in 2021.”

Mr. Mendelsohn concluded, “We knew 2021 would be a challenging year, and are very pleased with the path that we are on to weather the impact of the pandemic and return to growth as industry fundamentals begin to improve.”

Exhibit 99.1

Investments and Dispositions

Montecito Medical Real Estate: In April 2021, NHI entered into a $50.0 million mezzanine loan and security agreement with Montecito Medical Real Estate for a new fund that will invest in medical real estate, including medical office buildings, throughout the United States. Borrowings under the loan agreement will bear interest at an annual rate of 9.5% and accrue an additional 2.5% in interest to be paid upon certain future events including repayments, sales of fund investments, and refinancings. At June 30, 2021, the Company had funded $2.1 million that was used to acquire two medical office buildings for a combined purchase price of approximately $11.1 million.

Vizion Health – Brookhaven (“Vizion”): In May 2021, NHI acquired a 64-bed specialty behavioral hospital located in Oklahoma for a total purchase price of $40.3 million, including $0.3 million in closing costs, and leased the hospital to an affiliate of Vizion. The 15-year master lease, which includes two five-year extension options, has an initial lease rate of 8.5% with fixed annual escalators of 2.5%. NHI has committed to additional funding of capital improvements for the hospital of up to $2.0 million which will be added to the lease base as funded. NHI also provided a $20.0 million, five year loan to Vizion Health-Brookhaven, LLC to finance the acquisition of healthcare operations. The loan requires monthly principal and interest payments and bears an initial annual interest rate of 8.5% with fixed annual escalators of 2.5%.

Navion Senior Solutions (“Navion”): In June 2021, NHI acquired a 48-unit assisted living and memory care community in Tennessee for a purchase price of $6.6 million, including closing costs of $0.1 million. The community was added to an existing master lease with Navion whose term was reset for 12 years, has a lease rate of 7.5% with fixed annual escalators of 2.5% and offers two optional extensions of five years each. NHI also provided a ten-year corporate loan to Navion for $3.6 million. The loan requires interest-only payments at an annual interest rate of 8% until June 1, 2024, and gives the Company first option to provide permanent development financing for a future project.

Bickford Senior Living (“Bickford”): During the second quarter of 2021, NHI sold to affiliates of Bickford a portfolio of six properties that were being leased to Bickford for a purchase price of $52.9 million. NHI received approximately $39.9 million in cash consideration upon sale and originated a second mortgage note receivable for the remaining purchase price of $13.0 million. The Company recorded a $3.5 million gain on the sale. Rental income from this portfolio was $1.6 million and $3.0 million for the six months ended June 30, 2021 and 2020, respectively.

Florida Medical Office Building: During the second quarter of 2021, NHI sold a medical office building for approximately $4.3 million in cash consideration resulting in a gain of $3.0 million. Revenue for this property was $0.1 million and $0.2 million for six months ended June 30, 2021 and 2020 respectively.

Tennessee Behavioral Health Hospital: In July 2021 and pursuant to a tenant purchase option, NHI sold a behavioral health hospital for cash consideration of $31.2 million resulting in a gain of $8.6 million. Rental income was $0.7 million and $1.4 million, for both the three and six months ended June 30, 2021 and 2020, respectively.

Holiday Retirement (“Holiday”): In July 2021, NHI signed a non-binding letter of intent to sell a portfolio of nine properties to an institutional buyer that is leased to Holiday with an aggregate net book value of $133.5 million. NHI anticipates closing this transaction in August 2021 for total cash consideration of $129.8 million and will recognize an impairment of approximately $3.7 million in the third quarter of 2021 associated with this transaction. Rental income was $2.9 million and $5.8 million, for both the three and six months ended June 30, 2021 and 2020, respectively.

Collections and Deferrals
NHI collected 87.3% of contractual cash due for the quarter ended June 30, 2021. The remaining balance is comprised of the following: 8.0% in deferrals related to Bickford Senior Living (“Bickford”); 1.4% in deferrals related to Holiday; 2.7% in deferrals related to four other operators; and 0.6% related to lower forecasted revenue from transitioned properties prior to the start of the pandemic.

As previously announced, NHI has agreed with Bickford to defer $1.5 million in contractual rent due for July 2021 and agreed with Holiday to defer contractual rent due of $1.2 million for the second quarter and $0.6 million for July 2021. NHI also agreed to utilize $1.8 million of the lease deposit with Holiday as contractual rent with $1.2 million applied towards second quarter of 2021 contractual rent and $0.6 million towards July 2021 contractual rent. The balance of the lease deposit at June 30, 2021 was $9.4 million. NHI has reached agreement with two other tenants regarding additional rent deferrals of approximately $0.9 million for the third quarter 2021. NHI is in discussions with one other tenant for a rent deferral of approximately $0.7 million for the

NHI Reports Second Quarter 2021 Results

August 9, 2021

remainder of 2021. NHI anticipates some of our tenants may need additional rent deferrals to assist them with the impact of the pandemic on their operations. The timing and amount of any additional deferrals cannot yet be determined.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and Holiday for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new operators or disposed.

	Properties	Jul-21	Jun-21	May-21	Apr-21	Mar-21	Feb-21	Jan-21	Dec-20
SLC	9	79.9%	79.1%	78.6%	77.9%	77.8%	78.1%	77.3%	76.2%
Bickford	42	79.6%	78.2%	77.3%	76.6%	74.6%	74.9%	75.5%	77.1%
Holiday	26	74.9%	74.1%	73.9%	73.5%	73.5%	73.6%	75.3%	76.8%

	Properties	Nov-20	Oct-20	Sep-20	Aug-20	Jul-20	Jun-20	May-20	Apr-20
SLC	9	77.1%	78.6%	78.9%	78.8%	79.2%	79.0%	79.2%	79.0%
Bickford	42	79.7%	80.5%	81.6%	81.1%	81.0%	81.0%	82.0%	83.2%
Holiday	26	77.0%	77.8%	78.5%	79.6%	80.7%	82.3%	83.2%	85.0%

Balance Sheet and Liquidity
At July 31, 2021, NHI had $25 million outstanding under a $550 million revolver and approximately $37.0 million in unrestricted cash and cash equivalents. Subsequent to June 30, 2021, NHI reduced borrowings under its term loan due August 2022 from $225 million to $175 million. The Company has approximately $417.4 million available under the ATM program.

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, August 10, 2021, at 12:00 p.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (800) 952-1438, with the confirmation number 21995595. The live broadcast of NHI’s second quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. Visit www.nhireit.com for more information.

NHI Reports Second Quarter 2021 Results

August 9, 2021

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income attributable to common stockholders	$39,183	$44,368	$74,513	$105,392
Elimination of certain non-cash items in net income:
Depreciation	20,658	20,847	41,464	41,290
Depreciation related to noncontrolling interests	(210)	(210)	(420)	(357)
Gains on sales of real estate	(6,484)	—	(6,484)	(21,007)
NAREIT FFO attributable to common stockholders	53,147	65,005	109,073	125,318
Loss on early retirement of debt	—	—	451	—
Non-cash write-off of straight-line rent receivable	—	—	—	380
Normalized FFO attributable to common stockholders	53,147	65,005	109,524	125,698
Straight-line lease revenue, net	(4,150)	(5,218)	(8,391)	(10,775)
Straight-line lease revenue, net, related to noncontrolling interests	21	30	45	52
Straight-line lease expense related to equity method investment	21	31	45	51
Amortization of lease incentives	262	249	522	485
Amortization of original issue discount	80	101	134	202
Amortization of debt issuance costs	588	643	1,294	1,285
Amortization related to equity method investment	520	(2)	1,056	(2)
Note receivable credit loss expense	1,221	(380)	1,171	1,195
Non-cash stock-based compensation	992	470	6,438	2,315
Equity method investment capital expenditures	(105)	(105)	(210)	(210)
Equity method investment non-refundable fees received	242	101	761	173
Normalized FAD attributable to common stockholders	$52,839	$60,925	$112,389	$120,469

BASIC
Weighted average common shares outstanding	45,850,599	44,650,002	45,577,843	44,631,797
NAREIT FFO attributable to common stockholders per share	$1.16	$1.46	$2.39	$2.81
Normalized FFO attributable to common stockholders per share	$1.16	$1.46	$2.40	$2.82

DILUTED
Weighted average common shares outstanding	45,858,074	44,650,002	45,607,924	44,634,070
NAREIT FFO attributable to common stockholders per share	$1.16	$1.46	$2.39	$2.81
Normalized FFO attributable to common stockholders per share	$1.16	$1.46	$2.40	$2.82

See Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD.

NHI Reports Second Quarter 2021 Results

August 9, 2021

Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs. Beginning in the first quarter of 2021, the Company is no longer presenting Adjusted Funds from Operations as a supplemental measure of operating performance.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

NHI Reports Second Quarter 2021 Results

August 9, 2021

Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues:
Rental income	$68,351	$77,917	$143,101	$154,444
Interest income and other	5,979	6,257	12,114	12,827
	74,330	84,174	155,215	167,271
Expenses:
Depreciation	20,658	20,847	41,464	41,290
Interest	12,840	13,557	25,813	27,697
Legal	(40)	250	90	585
Franchise, excise and other taxes	232	145	465	389
General and administrative	3,588	3,032	11,577	7,342
Taxes and insurance on leased properties	2,175	1,450	4,337	3,002
Loan and realty losses (gains)	1,221	(380)	1,171	1,195
	40,674	38,901	84,917	81,500
Loss from equity method investment	(909)	(848)	(1,718)	(1,290)
Gains on sales of real estate	6,484	—	6,484	21,007
Net income	39,231	44,425	74,613	105,488
Less: net income attributable to noncontrolling interests	(48)	(57)	(100)	(96)
Net income attributable to common stockholders	$39,183	$44,368	$74,513	$105,392

Weighted average common shares outstanding:
Basic	45,850,599	44,650,002	45,577,843	44,631,797
Diluted	45,858,074	44,650,002	45,607,924	44,634,070

Earnings per common share:
Net income attributable to common stockholders - basic	$0.85	$0.99	$1.63	$2.36
Net income attributable to common stockholders - diluted	$0.85	$0.99	$1.63	$2.36

NHI Reports Second Quarter 2021 Results

August 9, 2021

Selected Balance Sheet Data
($ in thousands)
	June 30, 2021	December 31, 2020

Real estate properties, net	$2,618,756	$2,667,432
Mortgage and other notes receivable, net	$284,177	$292,427
Cash and cash equivalents	$32,544	$43,344
Straight-line rent receivable	$97,723	$95,703
Assets held for sale, net	$22,581	$—
Other assets	$21,664	$21,583
Debt	$1,434,744	$1,499,285
National Health Investors Stockholders' Equity	$1,546,715	$1,512,234

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management.  The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.